Crumbs Bake Shop, Inc.: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

NEW YORK, Jan. 13, 2014 /PRNewswire/ -- On January 8, 2014, Crumbs Bake Shop, Inc. (the "Company") received a letter from The NASDAQ OMX Group ("Nasdaq") indicating that the bid price of the Company's common stock for the last 30 consecutive days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Listing Rule 5450(a)(1). The Company has been provided a period of 180 calendar days, or until July 6, 2014, to regain compliance. The letter states that the Nasdaq staff will provide written notification that the Company has regained compliance if at any time before July 6, 2014, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance, the Company may be eligible for additional time, if it meets the continued listing requirement for market value of publicly held shares and all other listing standards, with the exception of the bid price requirement and provides written notice to Nasdaq of its intent to cure the deficiency, by effecting a reverse stock split, if necessary. If the Company is able to meet these requirements, the Nasdaq staff will inform the Company that it has been granted an additional 180 calendar days. If, however the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company's securities will be subject to delisting.

The Company intends to actively monitor the closing bid price of its common stock, and, if necessary, it intends to affect a reverse stock split during the additional 180 day period for the purpose of regaining compliance with the $1.00 minimum bid price requirement and maintaining its listing on Nasdaq. However, even if the Company is able to regain compliance with the minimum bid price requirement, the Company may not be able to maintain compliance with the other requirements to maintain its listing, including the requirement that it maintain a minimum market value of its publicly held securities.

Delisting could have a material adverse effect on the price of the Company's common stock, as well as its ability to issue additional securities or secure financing. In the event of delisting, trading of the Company's common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which would adversely affect the market liquidity of the common stock and security analysts' coverage of the Company could be reduced.

CONTACT: Ronda Kase, rkase@crumbs.com, 410-390-2126